Exhibit 10.30
ACCURIDE CORPORATION STOCK OPTION AWARD AGREEMENT ACCURIDE CORPORATION 2010 INCENTIVE AWARD PLAN
Name: Address: Taxpayer Identification Number: Signature:	Grant: Option to purchase __________shares of Common Stock Incentive Stock Option _____ Non–Qualified Option _____ Exercise Price: $ Grant Date:

Effective on the Grant Date, you have been granted an Option to purchase shares of common stock, par value $0.01 per share (the “Common Stock”) of Accuride Corporation (the “Company”) in the amount and at the exercise price designated above, in accordance with the provisions of the Accuride Corporation Amended and Restated 2010 Incentive Award Plan (the “Plan”).  This Option may be exercised for whole shares only.

This Option will vest and become exercisable in accordance with the following schedule:
• [__________________]

• [__________________]; and

• [__________________].

In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to vest in your Option under the Plan, if any, will terminate and any unvested portion of your Option will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.
If in connection with a Change in Control your Option award is assumed or substituted and your Termination of Service occurs by action of the Company without Cause (as defined below) upon or within twelve (12) months following the Change in Control, then you will become fully vested in your assumed or substituted award.  If, however, your Option award is not assumed or substituted in connection with a Change in Control, the Administrator may, in its sole discretion, cause your award to vest and become fully exercisable immediately prior to the consummation of such Change in Control.  For this purpose “Cause” shall mean: (a) your continued willful failure, neglect or refusal to perform your duties with respect to the Company or its Subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) indictment for a felony; (c) your willful and continued failure or refusal to follow material directions of the Board or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to the Company, monetarily or otherwise.
The Option may not be exercised until vested.  Once vested, the Option may be exercised in whole or in part, at any time.  However, a vested Option must be exercised, if at all, prior to the earlier of:
(a)one year following your Termination of Service with the Company by reason of death or Permanent Disability;
(b)90 days following your Termination of Service for any reason other than Cause, death or Permanent Disability; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the stock or assets of a Subsidiary for which you are employed at the time of the transaction;
(c)the opening of business on the date of your Termination of Service by the Company for Cause;
(d)the tenth anniversary of the Grant Date;
and if not exercised prior thereto shall terminate and no longer be exercisable.  “Permanent Disability” means that you are unable to engage in the activities required by your employment by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion.  “Cause” means termination of your employment by reason of (i) your willful and continued failure to perform your duties with respect to the Company or its Subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company, or (ii) your conduct involving (x) dishonesty or breach of trust in connection with your employment, or (y) conduct which would be reasonable basis for your indictment for a felony or for a misdemeanor involving moral turpitude.
The Option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable tax withholding to the Company.  Payment may be made (i) in cash; (ii) shares of Common Stock (including, shares issuable pursuant to the exercise of the Option) or shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the exercise date equal to the aggregate payments required; (iii) delivery of a written or electronic notice that you have placed a market sell order with a broker with respect to shares of Common Stock issuable upon the exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale or (iv) such other method as the Company may permit from time to time as set forth in the Plan.
The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event arising from the vesting, exercise or receipt of the Common Stock underlying the Option Award.  You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Common Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Common Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (iii) withholding from other compensation; or (iv) paying the amount of the tax withholding obligation directly to the Company in cash, provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph, unless you have previously made a written election during a period in which you were not prohibited from trading in the Company’s securities to pay such tax obligation directly to the Company in cash and have paid a reasonable estimate of such tax liability (as determined by the Company) in advance to the Company.
This Option or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided the Option may be transferable by will or the laws of descent and distribution.
The Common Stock subject to the Option will be delivered upon the exercise of the Option.  Until Common Stock is issued upon the exercise of the Option, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive Dividend Equivalents with respect to shares of Common Stock by virtue of this Award.  You are not entitled to vote any shares of Common Stock by virtue of this Award.
If you engage in any “Prohibited Activity,” (i) any unvested portion of this Option and (ii) any shares of Common Stock received upon the exercise of this Option that you have not subsequently sold shall be forfeited.  In addition, if you engage in any Prohibited Activity within 24 months of the day on which you received Common Stock upon the exercise of the Option awarded pursuant to this Agreement, you must pay to the Company an amount equal to your “Option Gain.”  Your “Option Gain” is equal to the product of (i) the number of shares of Common Stock purchased upon the exercise of this Option and (ii) the excess of (A) the fair market value per share of Common Stock as of the date of such exercise over (B) the exercise price per share of Common Stock subject to this Option.
For purposes of this Agreement, the term “Prohibited Activity” shall mean and include each of the following:
• The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

• The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

• The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.

• The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.

• The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company’s resources during your employment with the Company.

If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a Prohibited Activity even if a change in control (as defined in said agreement or program) has not occurred.
Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time.  In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.
This Option is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future.  Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:
Its: